Exhibit 5.1

June 14, 2017
LendingTree, Inc.
11115 Rushmore Drive
Charlotte, NC 28277
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by LendingTree, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, covering (a) 1,000,000 shares (the “Incentive Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan (the “Incentive Plan”), and (b) 500,000 shares (the “Inducement Plan Shares,” and together with the Incentive Plan Shares, the “Shares”) of Common Stock, which may be issued pursuant to the 2017 Inducement Grant Plan (the “Inducement Plan,” and together with the Incentive Plan, the “Plans”).
This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation dated August 20, 2008, as amended, and as in effect on the date hereof, the Company’s Third Amended and Restated By-Laws dated January 1, 2015 and as in effect on the date hereof (the “By-Laws”), the proceedings taken by the Company with respect to the authorization and adoption of the Plans, resolutions adopted by the board of directors of the Company, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original of all documents submitted to us as certified or reproduced copies. We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 158 of the Delaware General Corporation Law (“Section 158”), or (ii) the Shares will be uncertificated in accordance with Section 158 and the By-Laws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (a) shares of the Common Stock currently reserved for issuance under the Plans will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to either the Plans or any of the award agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

LendingTree, Inc.
June 14, 2017

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plans, the award agreements related to the Shares, or the Registration Statement.
Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP